EXHIBIT 11

                 Statement Re: Computation of Per Share Earnings


                                                                                       Three Months Ended
                                                                                          January 31,
                                                                       ---------------------------------------------------
                                                                                 2001                        2000
                                                                       ------------------------    -----------------------
                                                                              (in thousands, except per share amounts)
                                                                         Basic       Diluted         Basic      Diluted
                                                                       ------------------------    -----------------------

Net income                                                                   $567         $567           $459        $459
Weighted average shares outstanding                                         5,867        5,867          5,952       5,952

Dilutive effect of stock options                                               --           38             --          56
                                                                           ------       ------         ------      ------
                                                                            5,867        5,905          5,952       6,008

Earnings per common share                                                    $.10         $.10           $.08        $.08
                                                                           ======       ======         ======      ======